UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2012

University General Health System, Inc.

(a Nevada Corporation)

000-54064	71-0822436
(Commission File Number)	(IRS Employer Identification Number)

7501 Fannin Street

Houston, Texas 77054

(713) 375-7100

(Telephone number, including area code of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into Material Definitive Agreements

Credit Facility with MidCap Financial, LLC

On September 28, 2012, University General Health System, Inc. (the “Company”) and certain of its subsidiaries University General Hospital, LP (“UGH”), University Hospital Systems, LLP (“UHS”), UGHS Support Services, Inc., UGHS Autimis Billing, Inc. UGHS Autimis Coding, Inc. and Sybaris Group, Inc., executed a Credit and Security Agreement dated as of September 28, 2012 (the “Credit Agreement”) with MidCap Financial, LLC, as Administrative Agent and Lender (“MidCap”). Pursuant to the Credit Agreement, the Company and such subsidiaries entered into (i) a secured revolving credit facility of a maximum principal amount at any time outstanding of up to Fifteen Million Dollars ($15,000,000.00) subject to a possible increase up to Twenty-five Million Dollars ($25,000,000.00) (the “Revolving Credit Facility”); and (ii) a secured term loan in an original principal amount equal to Four Million Dollars ($4,000,000.00) (such “Term Loan,” together with the Revolving Facility, the “Credit Facility”). The Company used the initial proceeds from the Credit Facility to (i) retire $9,000,000 in UGH’s and UHS’ outstanding indebtedness with Amegy Bank (the “Amegy Payoff”), (ii) eliminate all of UGH’s remaining payroll tax delinquencies to the Internal Revenue Service and (iii) pay the $2,125,000 installment due September 28, 2012 for the settlement of UGH’s Equipment Lease with Regions Bank.

The Company and such subsidiaries are subject to certain affirmative and negative covenants including restrictions on the payment of dividends, all as set forth in the Credit Agreement.

Refinancing and Restructuring of Amegy Debt

On September 28, 2012, UGH also refinanced and restructured its remaining indebtedness with Amegy Bank following the Amegy Payoff and executed an amendment to their loan agreement with Amegy Bank (the “Amegy Loan Amendment”). Pursuant to the Amegy Loan Amendment: (i) the UGH’s outstanding balance with Amegy Bank following the Amegy Payoff is fixed at $2,208,126 (the “Amegy Balance”), (ii) the Amegy Balance is payable in monthly principal installments of $147,000 beginning October 31, 2012 and ending December 31, 2013, and (iii) interest on the unpaid Amegy Balance is fixed at 6.5% per annum.

The foregoing descriptions of the Credit Agreement and the Amegy Loan Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of each document. Copies of the form of Credit Agreement and the Amegy Loan Amendment are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

ITEM 3.03	Material Modification to Rights of Security Holders.

The disclosure provided above in Item 1.01 is incorporated by reference into this Item 3.03.

ITEM 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report

The Company previously reported in its Form 10-K Annual Report for the Year Ended December 31, 2011 certain accounting errors and the reverse merger described in Note 2 and the resulting restatement of its combined financial statements as of and for the year ended December 31, 2010. See Note 2 – Restatement of the Consolidated Financial Statements included in such Form 10-K that was filed April 16, 2012.

The Board of Directors of the Company, upon the recommendation of management, concluded on April 12, 2012 that the previously issued combined financial statements for the year ended December 31, 2010 should not be relied upon because of errors in accounting for contractual reserves for accounts receivables and provision for doubtful accounts. The correction of these errors resulted in restatements of its previously reported combined financial statements as of and for the year ended December 31, 2010 and to its accumulated deficit at December 31, 2009.

The corrections resulted from improper application of the net patient revenues and contractual reserves for accounts receivable. The Company had erroneously recorded net patient revenues which included cash collections that were due back to payors. As of December 31, 2009, there was approximately $3.0 million of cash received was due back to payors due to over payments or other factors. This error resulted in the overstatement of net patient revenues and understatement of net loss by $3.0 million for periods prior to 2009. Additionally, the Company believes additional provision for doubtful accounts of $0.5 million was necessary for 2010 to recognize additional reserves in certain payor categories which were not considered at December 31, 2010. To correct these errors, the Company adjusted accumulated deficit and accounts receivable by $3.5 million at December 31, 2010, and recorded an increase in provision for doubtful accounts of $0.5 million for 2010. The Company also adjusted accumulated deficit by $3.0 million at December 31, 2009.

Note 2 – Restatement of the Consolidated Financial Statements included in the Company’s Consolidated Financial Statements filed with its Form 10-K Annual Report for the Year Ended December 31, 2011 that was filed April 16, 2012 is incorporated by reference.

The Board of Directors and management have discussed the matters disclosed pursuant to this Item 4.02(a) in this Current Report on Form 8-K with Moss, Krusick & Associates, LLC, the Company’s independent registered public accounting firm.

Item 9.01 – Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

10.1	Form of Credit and Security Agreement

10.2	Form of Amegy Loan Amendment

99.1	Press Release of October 2, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

University General Health System, Inc.

Date: October 2, 2012	By:	/s/ Hassan Chahadeh, M.D.
	Name:	Hassan Chahadeh, M.D.
	Title:	Chief Executive Officer